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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    --------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                                Lightbridge, Inc.
           -----------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                   532226 10 7
           -----------------------------------------------------------
                                 (CUSIP Number)

                                 Not Applicable
           -----------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)
         /X/      Rule 13d-1(c)
         / /      Rule 13d-1(d)

-------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.    532226 10 7            13G          Page   2   of   5   Pages

-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Entrepreneurial Limited Partnership IV
                      04-3113686
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
--------------------------------------------------------------------------------

      NUMBER OF             5. SOLE VOTING POWER
       SHARES                              None
    BENEFICIALLY        -------------------------------------------------------
      OWNED BY              6. SHARED VOTING POWER
        EACH                               None
     REPORTING          -------------------------------------------------------
   PERSON WITH              7. SOLE DISPOSITIVE POWER
                                           None
                        -------------------------------------------------------
                            8. SHARED DISPOSITIVE POWER
                                           None
-------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      None
-------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                      Not applicable.                            / /

-------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     0
-------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*
                     PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.    532226 10 7            13G          Page   3   of   5   Pages

-----------------------------                  ---------------------------------

ITEM 1(a).    NAME OF ISSUER:

              Lightbridge, Inc.
              -----------------------------------------------------------------

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              67 South Bedford Street, Burlington, Massachusetts  01803
              -----------------------------------------------------------------

ITEM 2(a).    NAME OF PERSON FILING:

              Entrepreneurial Limited Partnership IV
              -----------------------------------------------------------------

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              657 Sudbury Road, Concord, Massachusetts  01742
              -----------------------------------------------------------------

ITEM 2(c).    CITIZENSHIP:

              Delaware
              -----------------------------------------------------------------

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, $.01 par value
              -----------------------------------------------------------------

ITEM 2(e).    CUSIP NUMBER:

              532226 10 7
              -----------------------------------------------------------------

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

              (a) / / Broker or dealer registered under Section 15 of the Act;

              (b) / / Bank as defined in Section 3(a)(6) of the Act;

              (c) / / Insurance company as defined in Section 3(a)(19) of the
                      Act;

              (d) / / Investment company registered under Section 8 of the
                      Investment Company Act;

              (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E);

              (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

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CUSIP No.    532226 10 7            13G          Page   4   of   5   Pages

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              (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) / / A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

              (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) / / Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box /X/.

ITEM 4.  OWNERSHIP.

              (a) Amount beneficially owned:

                  None
              -----------------------------------------------------------------
              (b) Percent of class:
                    0
              -----------------------------------------------------------------

              (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  None
                                                                 ---------------

                  (ii)  Shared power to vote or to direct the vote:  None
                                                                   ------------

                  (iii) Sole power to dispose or to direct the
                        disposition of:                            None
                                                                  -------------

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                             None
                                                                  -------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not applicable.

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CUSIP No.    532226 10 7              13G        Page   5   of   5   Pages

-----------------------------                  ---------------------------------

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
                  Not applicable.

ITEM 10.      CERTIFICATION.
              By signing below, the undersigned certifies, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose and effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

                                      February 3, 2000
                                      -----------------------------------------
                                                         (Date)

                                      /s/ TORRENCE C. HARDER
                                      -----------------------------------------
                                                      (Signature)

                                      ENTREPRENEURIAL LIMITED PARTNERSHIP IV
                                      By:  TORRENCE C. HARDER, GENERAL PARTNER
                                      -----------------------------------------
                                                       (Name/Title)